As filed with the Securities and Exchange Commission on November 25, 2005
Registration No. 333-72862

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHIRE FINANCE LIMITED	SHIRE PLC
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	England and Wales
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

98-0358209	None
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

International Business Park Chineham, Basingstoke Hampshire RG24 8EP England +(44) 1-256-894-000	International Business Park Chineham, Basingstoke Hampshire RG24 8EP England +(44) 1-256-894-000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott Applebaum Senior Vice President and U.S. Associate General Counsel Shire plc 725 Chesterbrook Blvd. Wayne, Pennsylvania 19087-5637 (484) 595-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
John J. McCarthy, Jr. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

EXPLANATORY NOTE

     On November 6, 2001, Shire Pharmaceuticals Group plc, an exempted company organized under the laws of England and Wales (“SPG” or the “Predecessor Registrant”), and Shire Finance Limited, a company organized under the laws of the Cayman Islands (“Shire Finance”), filed with the Securities and Exchange Commission (the “Commission”) a preliminary Registration Statement on Form S-3 (Registration No. 333-72862), relating to Shire Finance’s 2% Senior Guaranteed Convertible Notes due 2011 guaranteed by SPG (the “Convertible Notes” ) and SPG’s ordinary shares and American Depositary Shares (“ADSs”) which were alternatively issuable upon exchange of the Preference Shares of Shire Finance (the “Preference Shares”) into which the Convertible Notes are convertible. SPG and Shire Finance filed the registration statement to enable selling securityholders to resell their Convertible Notes and the SPG ordinary shares and ADSs issuable upon exchange of the Preference Shares into which the Convertible Notes are convertible.

     On November 25, 2005, the Predecessor Registrant completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 of the United Kingdom, resulting in the formation of a new holding company, Shire plc (the “Registrant” or “Shire”), interposed above the Predecessor Registrant. Pursuant to the Reorganization, ordinary shares, each having a nominal value of £3.50, of the Registrant were exchanged for ordinary shares, each having a nominal value of £0.05, of the Predecessor Registrant. As a result, SPG is now a wholly-owned subsidiary of the Registrant. Subsequent to the Reorganization and in connection therewith, the Registrant will undertake a capital reduction resulting in a decrease in the per share nominal value of its ordinary shares from £3.50 to £0.05. The capital reduction is expected to be effective on November 29, 2005. In all other respects, the business and assets of the Shire group of companies have not been affected by the Reorganization.

     This Post-Effective Amendment No. 1 to the registration statement (as amended, the “Registration Statement”) is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to SPG following the Reorganization.

     Pursuant to an Amended and Restated Indenture, dated as of September 23, 2005 and entered into in connection with the Reorganization, the Registrant became a guarantor of the Convertible Notes and assumed certain obligations of the Predecessor Registrant under the Indenture, dated as of August 21, 2001, governing the Convertible Notes. Pursuant to an Amended and Restated Preference Shares Guarantee Agreement, dated as of September 23, 2005 and entered into in connection with the Reorganization, the Registrant became a guarantor of the Preference Shares and assumed certain obligations of the Predecessor Registrant under the original Preference Shares Guarantee Agreement, dated as of August 21, 2001.

     In connection with the Reorganization, the terms of the Preference Shares have been amended such as to render them alternatively exchangeable into ordinary shares or ADSs of the Registrant instead of the Predecessor Registrant.

     In accordance with Rule 414(d) under the Securities Act, the Registrant, as the successor to SPG, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

     Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     Pursuant to Paragraph 144 of the Articles of Association of the Registrant, every person who was or is a director of the Company may, but is not required to, be indemnified out of the assets of the Registrant for any liability for which the Company may lawfully indemnify that director.

      The Company’s Memorandum and Articles of Association provide in relevant part:

      Article 144. Indemnity of Directors

     Subject to the provisions of the Companies Acts, the Company may indemnify any director of the Company or of any associated company against any liability and may purchase and maintain for any director of the Company or any associated company insurance against any liability.

     The relevant provisions of the Companies Act 1985, as amended, are Sections 309A, 309B and 309C, which provide:

      “§ 309A: Provisions protecting directors from liability.

     (1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

     (2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

     (3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

     (a) the company, or

      (b) an associated company,

against any liability within subsection (1) is void.

      This is subject to subsections (4) and (5).

      (4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

      (5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

      (a) the company, or

      (b) an associated company, insurance against any liability within subsection (1).

      (6) In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

      “§ 309B: Qualifying third party indemnity provisions.

     (1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

     (2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

(a) to the company, or

(b) to any associated company.

     (3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

      (a) a fine imposed in criminal proceedings, or

     (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

     (4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

      (a) in defending any criminal proceedings in which he is convicted, or

     (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

     (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

     (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

     (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

     (5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

      (6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

      (a) if not appealed against, at the end of the period for bringing an appeal, or

      (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

      (7) An appeal is disposed of –

      (a) if it is determined and the period for bringing any further appeal has ended, or

      (b) if it is abandoned or otherwise ceases to have effect.

      (8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

      “§ 309C: Disclosure of qualifying third party indemnity provisions.

     (1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

     (2) If –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

      (3) If the company has made a qualifying third party indemnity provision and –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

     (4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

      (5) Section 318 shall apply to –

      (a) the company, and

      (b) if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

      (6) In this section –

“associated company” and “provision” have the same meaning as in section 309A; and

“qualifying third party indemnity provision” has the meaning given by section 309B(1).”

Shire plc has entered into separate deeds of indemnity with each of its directors, and anticipates entering into deeds of indemnity with directors appointed in future, pursuant to the power under Article 144 of its Articles of Association.

The provisions of the deeds of indemnity are substantially identical and are intended to indemnify the directors of Shire plc to the full extent permitted by Sections 309A, 309B and 309C of the Companies Act 1985 (as amended) (the “Act”), as described above.

The deeds have two key provisions. Under the first (clause 2.1 of each deed), Shire plc indemnifies the director against any “liability” incurred by the director’s acts or omissions, or by virtue of his holding office as a director of Shire plc, which arises out of a claim brought against the director by a “third party”. “Liability” includes damages awarded against the director by a court (in certain circumstances) and also the cost of defending any claim. A “third party” is any party other than Shire plc, or a company associated with Shire plc. This indemnity is subject to certain limitations to its scope (described in section 309B of the Act) to ensure its qualification as a “third party qualifying indemnity provision” permitted by the Act.

If the director is convicted of a criminal offence or is refused relief by a court in relation to certain applications under the Act, that director must reimburse Shire plc for any amount in respect of the costs of defending the relevant proceedings advanced by Shire plc pursuant to clause 2.1.

Under the second key provision (clause 2.4 of each deed) Shire plc indemnifies the director solely against any liability the director incurs in defending a criminal claim or civil action brought against the director by, or on behalf of, Shire plc or a company associated with Shire plc (the director is not permitted to be indemnified in respect of any liability to Shire plc or an associated company, of itself).

However, the indemnity will cease, and the director will have to reimburse Shire plc for funds paid out under clause 2.4, if the director is convicted in criminal proceedings, if judgment is given against him in civil proceedings, or if he is refused relief by the court in relation to certain applications under the Act.

     Shire plc maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of Shire plc or its affiliated companies.

Item 16. Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

3.1	Amended and Restated Memorandum and Articles of Association of Shire Finance Limited

3.2	Memorandum and Articles of Association of Shire plc (Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.1	Deposit Agreement dated as of November 21, 2005 among Shire plc, JPMorgan Chase Bank, N.A., and Holders from time to time of Shire ADSs (Incorporated by reference to Exhibit 4.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.2	Form of Ordinary Share certificate (Incorporated by reference to Exhibit 4.02 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.3	Form of ADR certificate (included in Exhibit 4.1)

4.4	Amended and Restated Indenture dated as of September 23, 2005 by and among Shire Finance Limited, Shire Pharmaceuticals Group plc, Shire plc and The Bank of New York, as Trustee

4.5	Form of 2.00% Guaranteed Convertible Senior Note (included in Exhibit 4.4)

4.6	Registration Rights Agreement dated August 21, 2001, between Shire Finance Limited, Shire Pharmaceuticals Group plc and Bear, Stearns International Limited and Goldman Sachs International, as representatives of the Initial Purchasers*

4.7	Purchase Agreement dated August 15, 2001, between Shire Finance Limited, Shire Pharmaceuticals Group plc and Bear, Stearns International Limited and Goldman Sachs International, as representatives of the Initial Purchasers*

4.8	Amended and Restated Preference Share Guarantee Agreement dated as of September 23, 2005 among Shire Finance Limited, Shire Pharmaceuticals Group plc, Shire plc and The Bank of New York, as Guaranty Trustee

4.9	Form of Shire Pharmaceuticals Group plc Guarantee*

4.10	Form of Shire plc Guarantee

5.1	Opinion of Maples and Calder

5.2	Opinion of Davis Polk & Wardwell

5.3	Opinion of Slaughter and May

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.2)

23.4	Consent of Slaughter and May (included in Exhibit 5.3)

24.1	Powers of Attorney (included on the signature pages hereof)

Exhibit No.	Document

25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture*

99.1	Appointment of CT Corporation System as U.S. Agent for Service of Process on behalf of Shire Plc

99.2	Appointment of CT Corporation System as U.S. Agent for Service of Process on behalf of Shire Finance Limited and Shire Pharmaceuticals Group plc*

* Previously Filed

Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Shire Finance Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basingstoke, England, on this 25th day of November, 2005.

SHIRE FINANCE LIMITED

By:	/s/ Angus Russell

	Name:	Angus Russell
	Title:	Sole Director

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Matthew Emmens and Angus Russell and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Shire Finance Limited to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Angus Russell	Sole Director	November 25, 2005

Angus Russell

/s/ Scott Applebaum	Authorized Representative in the US	November 25, 2005

Scott Applebaum

SIGNATURES

     The Registrant, pursuant to the requirements of the Securities Act certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basingstoke, England, on this 25th day of November, 2005.

SHIRE PLC

By:	/s/ Matthew Emmens

	Name:	Matthew Emmens
	Title:	Chief Executive Officer

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Matthew Emmens and Angus Russell and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Shire plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. James Cavanaugh	Chairman and Non-Executive Director	November 25, 2005

Dr. James Cavanaugh

Chief Executive Officer
/s/ Matthew Emmens	(Principal executive officer)	November 25, 2005

Matthew Emmens

Chief Financial Officer (Principal financial
/s/ Angus Russell	officer and principal accounting officer)	November 25, 2005

Angus Russell

/s/ Dr. Barry Price	Senior Non-Executive Director	November 25, 2005

Dr. Barry Price

/s/ The Hon. James A. Grant	Non-Executive Director	November 25, 2005

The Hon. James A. Grant

/s/ Ronald Nordmann	Non-Executive Director	November 25, 2005

Ronald Nordmann

/s/ Robin Buchanan	Non-Executive Director	November 25, 2005

Robin Buchanan

/s/ David Kappler	Non-Executive Director	November 25, 2005

David Kappler

AUTHORIZED US REPRESENTATIVE

/s/ Scott Applebaum

Shire plc

By: Scott Applebaum, as the duly authorized representative of Shire plc in the United States

Date: November 25, 2005

EXHIBIT INDEX

Exhibit No.	Document

3.1	Amended and Restated Memorandum and Articles of Association of Shire Finance Limited

3.2	Memorandum and Articles of Association of Shire plc (Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.1	Deposit Agreement dated as of November 21, 2005 among Shire plc, JPMorgan Chase Bank, N.A., and Holders from time to time of Shire plc ADSs (Incorporated by reference to Exhibit 4.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.2	Form of Ordinary Share certificate (Incorporated by reference to Exhibit 4.02 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.3	Form of ADR certificate (included in Exhibit 4.1)

4.4	Amended and Restated Indenture dated as of September 23, 2005 by and among Shire Finance Limited, Shire Pharmaceuticals Group plc, Shire plc and The Bank of New York, as Trustee

4.5	Form of 2.00% Guaranteed Convertible Senior Note (included in Exhibit 4.4)

4.6	Registration Rights Agreement dated August 21, 2001, between Shire Finance Limited, Shire Pharmaceuticals Group plc and Bear, Stearns International Limited and Goldman Sachs International, as representatives of the Initial Purchasers*

4.7	Purchase Agreement dated August 15, 2001, between Shire Finance Limited, Shire Pharmaceuticals Group plc and Bear, Stearns International Limited and Goldman Sachs International, as representatives of the Initial Purchasers*

4.8	Amended and Restated Preference Share Guarantee Agreement dated as of September 23, 2005 among Shire Finance Limited, Shire Pharmaceuticals Group plc, Shire plc and The Bank of New York, as Guaranty Trustee

4.9	Form of Shire Pharmaceuticals Group plc Guarantee*

4.10	Form of Shire plc Guarantee

5.1	Opinion of Maples and Calder

5.2	Opinion of Davis Polk & Wardwell

5.3	Opinion of Slaughter and May

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.2)

23.4	Consent of Slaughter and May (included in Exhibit 5.3)

24.1	Powers of Attorney (included on the signature pages hereof)

25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture*

Exhibit No.	Document

99.1	Appointment of CT Corporation System as U.S. Agent for Service of Process on behalf of Shire Plc

99.2	Appointment of CT Corporation System as U.S. Agent for Service of Process on behalf of Shire Finance Limited and Shire Pharmaceuticals Group plc*

* Previously filed